EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the Registration Statements of Enzon Pharmaceuticals, Inc. and Subsidiaries on Form S-3 (Nos. 333-137723, and Form S-8 (Nos. 333-174099, 333- 140282, 333-134453, 333-132467, 333-121468, 333-101898, 333-64110, 333-18051) of our reports dated March 14, 2014 on our audits of the consolidated financial statements as of December 31, 2013 and for the year ended December 31, 2013, and the effectiveness of Enzon Pharmaceuticals, Inc. and Subsidiaries internal control over financial reporting as of December 31, 2013, which reports are included in this Annual Report on Form 10-K.

/s/ EISNERAMPER LLP

Iselin, New Jersey
March 14, 2014